EXHIBIT 99.1



FOR IMMEDIATE RELEASE


Media Contact:
Michael Binko, APR
Xybernaut Corporation
(703) 631-6925
mbinko@xybernaut.com


             XYBERNAUT(R) EXPECTS RECORD QUARTERLY REVENUE INCREASE


        Strong Second Quarter Performance Sets Pace for Remainder of 2003


FAIRFAX, VA, July 9, 2003 - Xybernaut Corporation (Nasdaq: XYBR) today announced that it expects revenue for the second quarter ended June 30, 2003 to increase more than 50% compared to revenue for the first quarter of 2003. This would be the highest quarterly percentage increase since the Company's acquisition of Xybernaut Solutions Inc. in 2000.

These preliminary results consist of hardware and consulting revenue and also represent the highest U.S. quarterly revenue total in the Company's history.

"These results reinforce our previous expectations that the second quarter would be a pivotal quarter in setting the stage for the Company's future," said Steven
A. Newman, president of Xybernaut Corporation. "Based on what we have seen in the second quarter and the first few days of the third quarter, we anticipate increased momentum and success through 2003 and beyond."

Newman noted that this optimism is based on the objective measurement of numerous strategic Company initiatives including: cost-cutting programs; beneficial financings; intellectual property licensing strategies; strategic partnerships and the securing of key accounts in the transportation, retail, military and homeland security sectors.

The Company plans to formally announce its second quarter 2003 results during the week of August 11. Specific details relative to the official announcement and corresponding conference call for second quarter results will be provided shortly.

2001 Financial Results, page 2 of 2


About Xybernaut
Xybernaut Corporation is the leading provider of wearable/mobile computing hardware, software and services, bringing communications and full-function computing power in a hands-free design to people when and where they need it. Headquartered in Fairfax, Virginia, Xybernaut has offices and subsidiaries in Europe (Germany) and Asia (Japan). Visit Xybernaut's Web site at www.xybernaut.com. Product photos are also available directly from Xybernaut.

Xybernaut, the Xybernaut logo, Atigo(TM) and Mobile Assistant(R) V (MA(R) V) are trademarks or registered trademarks of Xybernaut Corporation in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

                                      # # #

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company's products, general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's SEC reports and filings.

Third party statements contained herein and information contained on any third party website are not endorsed by or adopted by Xybernaut, nor has their accuracy been verified by Xybernaut.